Exhibit 99.1

CONTACTS:

MEDIA:

Fred Solomon

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

Bryan K. Gill

(412) 768-4143

investor.relations@pnc.com

PNC REPORTS FIRST QUARTER 2016 NET INCOME OF $943 MILLION,

$1.68 DILUTED EPS

Strong balance sheet and capital, expenses controlled

PITTSBURGH, April 14, 2016 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported net income of $943 million, or $1.68 per diluted common share, for the first quarter of 2016 compared with net income of $1.0 billion, or $1.87 per diluted common share, for the fourth quarter of 2015 and net income of $1.0 billion, or $1.75 per diluted common share, for the first quarter of 2015.

“PNC had solid first quarter earnings that were impacted by weaker equity markets and related fees, and continued deterioration in energy related credits,” said William S. Demchak, chairman, president and chief executive officer. “We lowered expenses, maintained a strong balance sheet and continued to return capital to shareholders. We also saw good underlying trends in our businesses to start the year, and we expect that momentum to continue in 2016.”

Income Statement Highlights

•	First quarter results reflected higher loans and securities, lower revenue, reduced noninterest expense, and higher provision for credit losses compared with the fourth quarter of 2015.

•	Net interest income of $2.1 billion for the first quarter increased $6 million compared with the fourth quarter driven by growth in core net interest income despite a lower day count.

•	Noninterest income of $1.6 billion for the first quarter decreased $194 million, or 11 percent, compared with the fourth quarter primarily due to weaker equity markets, lower capital markets activity and seasonality.

•	Noninterest expense declined $115 million, or 5 percent, to $2.3 billion reflecting seasonally lower business activity and PNC’s continued focus on disciplined expense management.

•	Provision for credit losses of $152 million for the first quarter increased $78 million compared with the fourth quarter primarily attributable to certain energy related loans.

- more -

PNC Reports First Quarter 2016 Net Income of $943 Million, $1.68 Diluted EPS – Page 2

Balance Sheet Highlights

•	Loans grew $.8 billion to $207.5 billion at March 31, 2016 compared with December 31, 2015.

–	Total commercial lending grew $1.6 billion, or 1 percent, primarily in PNC’s corporate banking and real estate businesses.

–	Total consumer lending decreased $.8 billion due to lower home equity and education loans as well as runoff in the non-strategic portfolio.

•	Overall credit quality in the first quarter remained relatively stable with the fourth quarter, except for certain energy related loans.

–	Nonperforming assets of $2.6 billion at March 31, 2016 increased $.1 billion, or 5 percent, compared with December 31, 2015.

–	Net charge-offs increased to $149 million for the first quarter compared with $120 million for the fourth quarter.

•	Deposits of $250.4 billion at March 31, 2016 increased $1.4 billion, or 1 percent, over December 31, 2015 due to growth in consumer deposits partially offset by lower commercial deposits.

– Average deposits decreased $.8 billion from the fourth quarter reflecting seasonal declines in commercial deposits.

•	Investment securities increased $2.0 billion, or 3 percent, in the first quarter to $72.6 billion at March 31, 2016 compared with December 31, 2015.

•	PNC maintained a strong liquidity position.

–	The estimated Liquidity Coverage Ratio at March 31, 2016 exceeded 100 percent for both PNC and PNC Bank, N.A., above the minimum phased-in requirement of 90 percent in 2016.

•	PNC returned capital to shareholders in the first quarter through repurchases of 5.9 million common shares for $.5 billion and dividends on common shares of $.3 billion.

•	PNC maintained a strong capital position.

–	Transitional Basel III common equity Tier 1 capital ratio was an estimated 10.6 percent at March 31, 2016 and December 31, 2015, calculated using the regulatory capital methodologies applicable to PNC during 2016 and 2015, respectively.

–	Pro forma fully phased-in Basel III common equity Tier 1 capital ratio was an estimated 10.1 percent at March 31, 2016 and 10.0 percent at December 31, 2015 based on the standardized approach rules.

Earnings Summary

In millions, except per share data	1Q16	4Q15	1Q15

Net income	$943	$1,022	$1,004
Net income attributable to diluted common shares	$850	$957	$926
Diluted earnings per common share	$1.68	$1.87	$1.75
Average diluted common shares outstanding	507	513	529
Return on average assets	1.07%	1.12%	1.17%
Return on average common equity	8.44%	9.30%	9.32%
Book value per common share Period end	$83.47	$81.84	$78.99
Tangible book value per common share (non-GAAP) Period end	$65.15	$63.65	$61.21
Cash dividends declared per common share	$.51	$.51	$.48

- more -

PNC Reports First Quarter 2016 Net Income of $943 Million, $1.68 Diluted EPS – Page 3

The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations of non-GAAP financial measures to reported amounts, including reconciliations of tangible book value to book value per common share and business segment income to net income. Reference to core net interest income is to total net interest income less purchase accounting accretion, which consists of scheduled accretion and excess cash recoveries, as detailed in the Consolidated Financial Highlights. Fee income refers to noninterest income in the following categories: asset management, consumer services, corporate services, residential mortgage, and service charges on deposits. Information in this news release including the financial tables is unaudited. See the notes and other information in the Consolidated Financial Highlights.

CONSOLIDATED REVENUE REVIEW

Revenue				Change 1Q16 vs	Change 1Q16 vs
In millions	1Q16	4Q15	1Q15	4Q15	1Q15

Net interest income	$2,098	$2,092	$2,072	–	1%
Noninterest income	1,567	1,761	1,659	(11)%	(6)%

Total revenue	$3,665	$3,853	$3,731	(5)%	(2)%

Total revenue for the first quarter of 2016 decreased $188 million compared with the fourth quarter and $66 million compared with the first quarter of 2015. Growth in net interest income was more than offset by lower noninterest income which reflected weaker equity markets, lower capital markets activity and, in the comparison with fourth quarter 2015, seasonally lower fee income.

Net interest income for the first quarter of 2016 increased $6 million compared with the fourth quarter and $26 million compared with the first quarter of 2015 due to growth in core net interest income partially offset by lower scheduled purchase accounting accretion. The increase in core net interest income in both periods reflected higher loan yields and higher loan and securities balances partially offset by higher borrowing costs related to higher short-term interest rates. Core net interest income grew in spite of the impact of one less day in the first quarter compared with the fourth quarter.

The net interest margin of 2.75 percent for the first quarter of 2016 increased over the fourth quarter margin of 2.70 percent primarily due to lower balances on deposit with the Federal Reserve Bank and higher loan yields. The margin declined from 2.82 percent in the first quarter of 2015 principally as a result of lower benefit from purchase accounting accretion and higher securities balances partially offset by lower balances on deposit with the Federal Reserve Bank.

- more -

PNC Reports First Quarter 2016 Net Income of $943 Million, $1.68 Diluted EPS – Page 4

Noninterest Income				Change 1Q16 vs	Change 1Q16 vs
In millions	1Q16	4Q15	1Q15	4Q15	1Q15

Asset management	$341	$399	$376	(15)%	(9)%
Consumer services	337	349	311	(3)%	8%
Corporate services	325	394	344	(18)%	(6)%
Residential mortgage	100	113	164	(12)%	(39)%
Service charges on deposits	158	170	153	(7)%	3%
Other, including net securities gains	306	336	311	(9)%	(2)%

	$1,567	$1,761	$1,659	(11)%	(6)%

Noninterest income for the first quarter of 2016 decreased $194 million compared with the fourth quarter. Asset management revenue, which includes earnings from PNC’s equity investment in BlackRock, declined $58 million primarily due to the impact of lower equity markets. Consumer service fees and service charges on deposits each decreased $12 million driven by seasonally lower volumes of customer-initiated transactions. Corporate service fees declined $69 million attributable to lower merger and acquisition advisory fees and loan syndication fees, down from traditionally strong fourth quarter levels. Residential mortgage banking noninterest income decreased $13 million primarily as a result of net hedging losses on mortgage servicing rights in first quarter 2016 partially offset by higher servicing fee income. Other noninterest income declined $30 million and included gains on the sale of Visa Class B common shares of $44 million for first quarter 2016 compared with $47 million for fourth quarter 2015, as well as lower gains on other asset sales.

Noninterest income for the first quarter of 2016 decreased $92 million compared with the first quarter of 2015. Asset management revenue declined driven by lower equity markets. Fee income growth was reflected in higher consumer service fees and service charges on deposits. Corporate service fees declined primarily due to lower net hedging gains on commercial mortgage servicing rights and lower capital markets activity. Residential mortgage banking noninterest income decreased as a result of first quarter 2016 net hedging losses on residential mortgage servicing rights and lower loan sales revenue partially offset by higher servicing fee income. Other noninterest income declined primarily due to lower gains on securities sales and other asset dispositions substantially offset by the first quarter 2016 gain on sale of Visa Class B common shares. There were no sales of Visa shares in first quarter 2015.

- more -

PNC Reports First Quarter 2016 Net Income of $943 Million, $1.68 Diluted EPS – Page 5

CONSOLIDATED EXPENSE REVIEW

Noninterest Expense				Change 1Q16 vs	Change 1Q16 vs
In millions	1Q16	4Q15	1Q15	4Q15	1Q15

Personnel	$1,145	$1,252	$1,157	(9)%	(1)%
Occupancy	221	208	216	6%	2%
Equipment	234	245	222	(4)%	5%
Marketing	54	56	62	(4)%	(13)%
Other	627	635	692	(1)%	(9)%

	$2,281	$2,396	$2,349	(5)%	(3)%

Noninterest expense for the first quarter of 2016 decreased $115 million from the fourth quarter. Personnel expense declined primarily due to seasonal factors including lower variable compensation costs associated with lower business activity and lower employee benefits related to reduced medical plan claim volume. Continued investments in technology and business infrastructure were funded in part by well-controlled expenses.

Noninterest expense for the first quarter of 2016 decreased $68 million compared with the first quarter of 2015 reflecting lower legal costs and lower variable compensation as well as a continued focus on expense management.

The effective tax rate was 23.5 percent for the first quarter of 2016, 26.1 percent for the fourth quarter of 2015 and 24.4 percent for the first quarter of 2015.

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $361.0 billion at March 31, 2016 compared with $358.5 billion at December 31, 2015 and $351.0 billion at March 31, 2015. Assets increased 1 percent compared with year end 2015. Higher investment securities and loans were partially offset by a decrease in deposits maintained with the Federal Reserve Bank. Assets grew 3 percent compared with March 31, 2015 primarily due to a 19 percent increase in investment securities.

Loans				Change	Change
				3/31/16 vs	3/31/16 vs
In billions	3/31/2016	12/31/2015	3/31/2015	12/31/15	3/31/15

Commercial lending	$135.1	$133.5	$129.7	1%	4%
Consumer lending	72.4	73.2	75.0	(1)%	(3)%

Total loans	$207.5	$206.7	$204.7	–	1%

For the quarter ended:
Average loans	$207.2	$206.0	$205.2	1%	1%

- more -

PNC Reports First Quarter 2016 Net Income of $943 Million, $1.68 Diluted EPS – Page 6

Total loans grew $.8 billion as of March 31, 2016 compared with December 31, 2015. Commercial lending balances increased $1.6 billion in the first quarter primarily from growth in PNC’s corporate banking and real estate businesses. Consumer lending decreased $.8 billion reflecting lower home equity and education loans.

Average loans increased $1.2 billion in the first quarter of 2016 compared with the fourth quarter. Average commercial lending balances increased $2.0 billion principally from growth in commercial real estate and commercial loans in PNC’s real estate business. Average consumer lending balances decreased $.8 billion due in part to lower non-strategic portfolio loan balances which reflected the impact of PNC’s derecognition of pooled purchased impaired loans of $468 million at December 31, 2015. Additionally, home equity and education loans declined partially offset by growth in automobile and credit card loans.

First quarter 2016 period end and average loans increased $2.8 billion and $2.0 billion, respectively, compared with first quarter 2015 reflecting commercial real estate and commercial loan growth offset in part by a decrease in consumer loans, including runoff in the non-strategic portfolio.

Investment Securities				Change	Change
				3/31/16 vs	3/31/16 vs
In billions	3/31/2016	12/31/2015	3/31/2015	12/31/15	3/31/15

At quarter end	$72.6	$70.6	$60.8	3%	19%
Average for the quarter ended	$70.3	$67.9	$57.2	4%	23%

Investment securities balances at March 31, 2016 increased $2.0 billion compared with December 31, 2015 and average balances for the first quarter increased $2.4 billion compared with the fourth quarter. Portfolio purchases were primarily agency residential mortgage-backed securities, other debt securities and asset-backed securities. First quarter 2016 period end and average investment securities increased $11.8 billion and $13.1 billion, respectively, compared with first quarter 2015. The available for sale investment securities balance included a net unrealized pretax gain of $1.0 billion at March 31, 2016 compared with $.5 billion at December 31, 2015 and $1.1 billion at March 31, 2015, representing the difference between fair value and amortized cost. The increase in the unrealized pretax gain from year end 2015 was primarily due to lower market interest rates.

Interest-earning deposits with banks, primarily with the Federal Reserve Bank, were $29.5 billion at March 31, 2016, a decrease of $1.1 billion compared with December 31, 2015. Average balances of $25.5 billion for the first quarter declined $6.0 billion from the fourth quarter reflecting higher average investment securities and loans and lower average deposits and borrowed funds. First quarter 2016 period end interest-earning deposits with banks declined $1.7 billion compared with first quarter 2015, while average balances decreased $4.9 billion.

- more -

PNC Reports First Quarter 2016 Net Income of $943 Million, $1.68 Diluted EPS – Page 7

Deposits				Change	Change
				3/31/16 vs	3/31/16 vs
In billions	3/31/2016	12/31/2015	3/31/2015	12/31/15	3/31/15

At quarter end	$250.4	$249.0	$236.5	1%	6%
Average for the quarter ended	$246.1	$246.9	$233.1	–	6%

Total deposits at March 31, 2016 grew $1.4 billion compared with December 31, 2015 reflecting growth in consumer deposits partially offset by lower commercial deposits. Average deposits decreased $.8 billion in the first quarter of 2016 compared with the fourth quarter. Seasonally lower balances of average commercial noninterest-bearing deposits were partially offset by growth in average consumer interest-bearing demand deposits. Additionally, average savings deposits grew reflecting in part a shift from money market deposits to new relationship-based savings products. Period end and average first quarter 2016 deposits increased $13.9 billion and $13.0 billion, respectively, compared with first quarter 2015 due to overall strong deposit growth.

Borrowed Funds				Change	Change
				3/31/16 vs	3/31/16 vs
In billions	3/31/2016	12/31/2015	3/31/2015	12/31/15	3/31/15

At quarter end	$54.2	$54.6	$56.9	(1)%	(5)%
Average for the quarter ended	$53.6	$55.0	$56.3	(3)%	(5)%

Borrowed funds at March 31, 2016 decreased $.4 billion compared with December 31, 2015 and average borrowed funds decreased $1.4 billion in the first quarter compared with the fourth quarter primarily due to lower bank borrowings, as well as lower average commercial paper balances in the average comparison. First quarter 2016 period end and average borrowed funds each decreased $2.7 billion compared with first quarter 2015. In both comparisons, declines in commercial paper and bank borrowings were partially offset by higher bank notes and senior debt. The average balance comparison was further impacted by lower federal funds purchased and repurchase agreements.

Capital
	3/31/2016 *	12/31/2015	3/31/2015

Common shareholders’ equity In billions	$41.7	$41.3	$41.1
Transitional Basel III common equity Tier 1 capital ratio	10.6%	10.6%	10.5%
Pro forma fully phased-in Basel III common equity
Tier 1 capital ratio	10.1%	10.0%	10.0%
* Ratios estimated

PNC maintained a strong capital position. Common shareholders’ equity increased compared with December 31, 2015 due to growth in retained earnings and higher accumulated other comprehensive income primarily related to net unrealized securities gains. These increases were partially offset by share repurchases. The transitional Basel III common equity Tier 1 capital ratios were calculated using the regulatory capital methodologies, including related phase-ins, applicable to

- more -

PNC Reports First Quarter 2016 Net Income of $943 Million, $1.68 Diluted EPS – Page 8

PNC during 2016 and 2015 using the standardized approach. The pro forma ratios were also calculated based on the standardized approach. See Capital Ratios in the Consolidated Financial Highlights.

PNC returned capital to shareholders through share repurchases and dividends. During the first quarter of 2016, PNC repurchased 5.9 million common shares for $.5 billion. PNC has repurchased a total of 23.8 million common shares for $2.2 billion under current share repurchase programs of up to $2.875 billion for the five quarter period ending in the second quarter of 2016. These programs include repurchases of up to $375 million during this five quarter period related to stock issuances under employee benefit-related programs.

PNC paid dividends on common stock of $.3 billion, or 51 cents per common share, during the first quarter of 2016. On April 4, 2016, the PNC board of directors declared a quarterly common stock cash dividend of 51 cents per share payable on May 5, 2016.

CREDIT QUALITY REVIEW

Credit Quality				Change	Change
	At or for the quarter ended			3/31/16 vs	3/31/16 vs

In millions	3/31/2016	12/31/2015	3/31/2015	12/31/15	3/31/15

Nonperforming loans	$2,281	$2,126	$2,405	7%	(5)%
Nonperforming assets	$2,552	$2,425	$2,754	5%	(7)%
Accruing loans past due 90 days or more	$782	$881	$988	(11)%	(21)%
Net charge-offs	$149	$120	$103	24%	45%
Provision for credit losses	$152	$74	$54	105%	181%
Allowance for loan and lease losses	$2,711	$2,727	$3,306	(1)%	(18)%

Overall credit quality for the first quarter of 2016 remained relatively stable with the fourth quarter, except for certain energy related loans. Provision for credit losses for first quarter 2016 was $152 million, an increase of $78 million compared with the fourth quarter and $98 million over first quarter 2015. The first quarter 2016 provision included $80 million for loans in the oil, gas and coal sectors compared with $23 million in the fourth quarter.

Nonperforming assets at March 31, 2016 increased $127 million compared with December 31, 2015 due to higher nonperforming commercial loans driven by energy related credits. Included in total nonperforming loans at March 31, 2016 were $301 million of nonperforming loans in the oil, gas and coal sectors compared with $42 million at December 31, 2015. Nonperforming commercial real estate and consumer loans decreased compared with year end 2015. Nonperforming assets declined $202 million from first quarter 2015 reflecting improvements in the consumer lending and commercial real estate nonperforming loan portfolios partially offset by higher commercial nonperforming loans reflecting energy related credits. Nonperforming assets to total assets were .71 percent at March 31, 2016 compared with .68 percent at December 31, 2015 and .78 percent at March 31, 2015.

Overall delinquencies improved in the first quarter of 2016 with a decrease of $143 million, or 9 percent, as of March 31, 2016 compared with December 31, 2015. Accruing loans past due 90 days or

- more -

PNC Reports First Quarter 2016 Net Income of $943 Million, $1.68 Diluted EPS – Page 9

more declined $99 million, or 11 percent, accruing loans past due 60 to 89 days decreased $39 million, or 16 percent, and the 30 to 59 day category decreased $5 million, or 1 percent.

Net charge-offs for the first quarter of 2016 increased $29 million compared with the fourth quarter reflecting higher net charge-offs of $16 million for commercial lending and $13 million for consumer lending. Included in commercial lending net charge-offs were $25 million of net charge-offs for loans in the oil, gas and coal sectors in the first quarter of 2016 compared with $12 million in the fourth quarter. In the comparison with first quarter 2015, net charge-offs increased $46 million due to higher commercial loan net charge-offs. Net charge-offs for the first quarter of 2016 were .29 percent of average loans on an annualized basis compared with .23 percent for the fourth quarter and .20 percent for the first quarter of 2015.

The allowance for loan and lease losses at March 31, 2016 decreased $16 million compared with December 31, 2015 and $595 million compared with March 31, 2015. The decline in the allowance from first quarter 2015 reflected PNC’s derecognition of pooled purchased impaired loans, resulting in a reduction of the recorded investment balance included in total loans and the associated allowance for loan losses balance each by $468 million at December 31, 2015. The allowance to total loans was 1.31 percent at March 31, 2016, 1.32 percent at December 31, 2015 and 1.61 percent at March 31, 2015. The allowance to nonperforming loans was 119 percent at March 31, 2016 compared with 128 percent at December 31, 2015 and 137 percent at March 31, 2015.

BUSINESS SEGMENT RESULTS

Business Segment Income (Loss)
In millions	1Q16	4Q15	1Q15

Retail Banking	$268	$213	$202
Corporate & Institutional Banking	431	539	482
Asset Management Group	49	51	37
Residential Mortgage Banking	(13)	(17)	28
Non-Strategic Assets Portfolio	52	96	81
Other, including BlackRock	156	140	174

Net income	$943	$1,022	$1,004

See accompanying notes in Consolidated Financial Highlights

- more -

PNC Reports First Quarter 2016 Net Income of $943 Million, $1.68 Diluted EPS – Page 10

Retail Banking				Change	Change
				1Q16 vs	1Q16 vs
In millions	1Q16	4Q15	1Q15	4Q15	1Q15

Net interest income	$1,113	$1,074	$1,038	$39	$75
Noninterest income	$537	$571	$488	$(34)	$49
Provision for credit losses	$77	$108	$49	$(31)	$28
Noninterest expense	$1,150	$1,203	$1,158	$(53)	$(8)
Earnings	$268	$213	$202	$55	$66

In billions
Average loans	$63.1	$63.6	$65.1	$(.5)	$(2.0)
Average deposits	$151.6	$149.9	$141.6	$1.7	$10.0

Retail Banking earnings for the first quarter of 2016 increased in both comparisons. Noninterest income included gains on sales of Visa Class B common shares of $44 million in the first quarter of 2016 and $47 million in the fourth quarter of 2015. Noninterest income, excluding the Visa gains, decreased $31 million from fourth quarter 2015 and increased $5 million over first quarter 2015. In the comparison with the fourth quarter, the decline was due to lower customer-initiated transactions reflecting seasonality. The increase over first quarter 2015 was attributable to growth in consumer service fees from payment-related products including debit card, credit card, and merchant services as well as higher brokerage fees. Provision for credit losses decreased compared with the fourth quarter of 2015 due to improved credit quality. Noninterest expense declined in the comparison with fourth quarter 2015 as a result of lower compensation, marketing and customer transaction-related costs.

•	Retail Banking continued to focus on the strategic priority of transforming the customer experience through transaction migration, branch network transformation and multi-channel sales and service strategies.

–	Approximately 56 percent of consumer customers used non-teller channels for the majority of their transactions during the first quarter of 2016 compared with 55 percent and 50 percent for the fourth and first quarters of 2015, respectively.

–	Deposit transactions via ATM and mobile channels increased to 47 percent of total deposit transactions in the first quarter of 2016 compared with 46 percent for the fourth quarter and 40 percent for the first quarter of 2015.

–	Integral to PNC’s retail branch transformation strategy, approximately 14 percent of the branch network operates under the universal model designed to enhance sales opportunities for branch personnel, in part by driving higher ATM and mobile deposits. PNC had a network of 2,613 branches and 8,940 ATMs at March 31, 2016.

•	Average deposits grew 1 percent over the fourth quarter and 7 percent over the first quarter of 2015 due to higher demand deposits as well as an increase in savings deposits partially offset by lower money market deposits reflecting a shift to new relationship-based savings products. Certificates of deposit declined in both comparisons from the net runoff of maturing accounts.

•	Average loans decreased 3 percent compared with the first quarter of 2015 as growth in automobile and credit card loans was more than offset by lower home equity, education and commercial loans.

- more -

PNC Reports First Quarter 2016 Net Income of $943 Million, $1.68 Diluted EPS – Page 11

•	Net charge-offs for the first quarter of 2016 were $96 million compared with $93 million and $99 million in the fourth and first quarters of 2015, respectively.

Corporate & Institutional Banking				Change	Change
				1Q16 vs	1Q16 vs
In millions	1Q16	4Q15	1Q15	4Q15	1Q15

Net interest income	$870	$881	$855	$(11)	$15
Noninterest income	$434	$538	$429	$(104)	$5
Provision for credit losses	$107	$23	$17	$84	$90
Noninterest expense	$521	$554	$514	$(33)	$7
Earnings	$431	$539	$482	$(108)	$(51)

In billions
Average loans	$119.7	$117.7	$115.1	$2.0	$4.6
Average deposits	$79.5	$82.0	$78.6	$(2.5)	$.9
Commercial loan servicing portfolio Quarter end	$453	$447	$390	$6	$63

Corporate & Institutional Banking earnings for the first quarter of 2016 decreased in both comparisons. Noninterest income declined from the fourth quarter primarily due to lower merger and acquisition advisory fees and lower loan syndication fees, down from traditionally strong fourth quarter levels, and lower revenue associated with multifamily loans originated for sale to agencies as well as lower gains on asset sales. Provision for credit losses increased in both comparisons principally attributable to energy related loans. Noninterest expense decreased compared with the fourth quarter primarily as a result of lower variable compensation and other costs associated with seasonally lower business activity.

•	Average loans increased 2 percent over the fourth quarter and 4 percent over the first quarter of 2015 primarily due to growth in commercial lending in PNC’s real estate business. The first quarter 2015 comparison also reflected increased lending to large corporate customers, partially offset by the impact of capital and liquidity management activities.

•	Average deposits decreased 3 percent from the fourth quarter reflecting seasonal declines. Average deposits increased 1 percent over the first quarter of 2015 due to demand deposit growth, partially offset by a decrease in money market deposits.

•	Net charge-offs in the first quarter of 2016 were $41 million compared with net charge-offs of $24 million in the fourth quarter and a net recovery position of $1 million in the first quarter of 2015.

- more -

PNC Reports First Quarter 2016 Net Income of $943 Million, $1.68 Diluted EPS – Page 12

Asset Management Group				Change	Change
				1Q16 vs	1Q16 vs
In millions	1Q16	4Q15	1Q15	4Q15	1Q15

Net interest income	$77	$77	$73	–	$4
Noninterest income	$203	$211	$208	$(8)	$(5)
Provision for credit losses (benefit)	$(3)	$(2)	$12	$(1)	$(15)
Noninterest expense	$206	$210	$210	$(4)	$(4)
Earnings	$49	$51	$37	$(2)	$12

In billions
Client assets under administration Quarter end	$260	$259	$265	$1	$(5)
Average loans	$7.4	$7.4	$7.4	–	–
Average deposits	$12.3	$12.2	$10.7	$.1	$1.6

Asset Management Group earnings for the first quarter of 2016 decreased compared with the fourth quarter of 2015 and increased compared with the first quarter of 2015. Noninterest income declined in both comparisons primarily due to lower average equity markets, as well as lower sales production compared with the fourth quarter. Noninterest expense decreased as a result of lower compensation expense in both comparisons.

•	Asset Management Group growth strategies include increasing sales sourced from other PNC lines of business, maximizing front line productivity and optimizing market presence in high opportunity markets. The business is primarily focused on growing client assets under management, building retirement capabilities and expanding product solutions for all customers.

•	Client assets under administration at March 31, 2016 included discretionary client assets under management of $135 billion and nondiscretionary client assets under administration of $125 billion.

–	Discretionary client assets under management increased $1 billion from December 31, 2015 and decreased $1 billion from March 31, 2015.

Residential Mortgage Banking				Change	Change
				1Q16 vs	1Q16 vs
In millions	1Q16	4Q15	1Q15	4Q15	1Q15

Net interest income	$25	$30	$30	$(5)	$(5)
Noninterest income	$105	$125	$177	$(20)	$(72)
Provision for credit losses (benefit)	$(1)	$–	$2	$(1)	$(3)
Noninterest expense	$152	$181	$161	$(29)	$(9)
Earnings (loss)	$(13)	$(17)	$28	$4	$(41)

In billions
Residential mortgage servicing portfolio Quarter end	$125	$123	$113	$2	$12
Loan origination volume	$1.9	$2.3	$2.6	$(.4)	$(.7)

Residential Mortgage Banking reported losses for the first quarter of 2016 and fourth quarter of 2015 compared with earnings for the first quarter of 2015. Noninterest income decreased in both comparisons as a result of net hedging losses on residential mortgage servicing rights in first quarter

- more -

PNC Reports First Quarter 2016 Net Income of $943 Million, $1.68 Diluted EPS – Page 13

2016 compared with net hedging gains in both the first and fourth quarters of 2015, partially offset in both comparisons by higher servicing revenue. Lower loan sales revenue also contributed to the decline from first quarter 2015. Noninterest expense decreased from the fourth quarter primarily due to lower legal accruals and decreased from first quarter 2015 as a result of lower servicing costs and foreclosure-related expense.

•	The strategic focus of Residential Mortgage Banking is the acquisition of new customers through a retail loan officer sales force with an emphasis on home purchase transactions, competing on the basis of superior service, and leveraging cross-sell opportunities, especially in the bank footprint markets.

•	Loan origination volume in the first quarter of 2016 decreased 14 percent compared with the fourth quarter and 25 percent compared with the first quarter of 2015. Approximately 40 percent of first quarter 2016 origination volume was for home purchase transactions compared with 45 percent in the fourth quarter and 31 percent in the first quarter of 2015.

•	Loan servicing acquisitions were $5 billion in both the first quarter of 2016 and fourth quarter of 2015 and $8 billion in the first quarter of 2015.

Non-Strategic Assets Portfolio				Change	Change
				1Q16 vs	1Q16 vs
In millions	1Q16	4Q15	1Q15	4Q15	1Q15

Net interest income	$75	$90	$112	$(15)	$(37)
Noninterest income	$22	$19	$9	$3	$13
Provision for credit losses (benefit)	$(7)	$(53)	$(31)	$46	$24
Noninterest expense	$21	$10	$24	$11	$(3)
Earnings	$52	$96	$81	$(44)	$(29)

In billions
Average loans	$6.1	$6.8	$8.0	$(.7)	$(1.9)

The Non-Strategic Assets Portfolio consists of assets primarily obtained through acquisitions of other companies and includes a consumer portfolio of mainly residential mortgage and brokered home equity loans and lines of credit, and a small commercial/commercial real estate loan and lease portfolio. The business activity of this segment is to manage the liquidation of the portfolios while maximizing the value and mitigating risk.

•	Provision for credit losses was a lower benefit in the first quarter of 2016 compared with the linked quarter reflecting the impact of fourth quarter recognition of improved actual and projected cash flows on consumer impaired loans.

•	Net charge-offs were $8 million for the first quarter of 2016 compared with $4 million for the fourth quarter of 2015 and a small net recovery position for the first quarter of 2015.

- more -

PNC Reports First Quarter 2016 Net Income of $943 Million, $1.68 Diluted EPS – Page 14

Other, including BlackRock

The “Other, including BlackRock” category, for the purposes of this release, includes earnings and gains or losses related to PNC’s equity interest in BlackRock, and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as integration costs, asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, exited businesses, private equity investments, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, and differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles.

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION

PNC Chairman, President and Chief Executive Officer William S. Demchak and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 10:30 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (877) 402-9134 and (303) 223-2697 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s first quarter 2016 earnings release, the related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 633-8284 and (402) 977-9140 (international), conference ID 21806067 and a replay of the audio webcast will be available on PNC’s website for 30 days.

The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking; residential mortgage banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com.

[TABULAR MATERIAL FOLLOWS]

- more -

PNC Reports First Quarter 2016 Net Income of $943 Million, $1.68 Diluted EPS – Page 15

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS

	Three months ended
Dollars in millions, except per share data	March 31 2016	December 31 2015	March 31 2015
Revenue
Net interest income	$2,098	$2,092	$2,072
Noninterest income	1,567	1,761	1,659

Total revenue	3,665	3,853	3,731
Noninterest expense	2,281	2,396	2,349

Pretax, pre-provision earnings (a)	1,384	1,457	1,382
Provision for credit losses	152	74	54

Income before income taxes and noncontrolling interests	$1,232	$1,383	$1,328
Net income (b)	$943	$1,022	$1,004
Less:
Net income (loss) attributable to noncontrolling interests	19	14	1
Preferred stock dividends and discount accretion and redemptions (c)	65	43	70

Net income attributable to common shareholders	$859	$965	$933
Less:
Dividends and undistributed earnings allocated to nonvested restricted shares	6	4	2
Impact of BlackRock earnings per share dilution	3	4	5

Net income attributable to diluted common shares	$850	$957	$926
Diluted earnings per common share	$1.68	$1.87	$1.75
Cash dividends declared per common share	$.51	$.51	$.48
Effective tax rate (d)	23.5%	26.1%	24.4%

(a)	We believe that pretax, pre-provision earnings, a non-GAAP measure, is useful as a tool to help evaluate the ability to provide for credit costs through operations.
(b)	See page 16 for a reconciliation of business segment income to net income.
(c)	Dividends are payable quarterly other than Series O and Series R preferred stock, which are payable semiannually in different quarters.
(d)	The effective income tax rates are generally lower than the statutory rate due to the relationship of pretax income to tax credits and earnings that are not subject to tax.

TOTAL AND CORE NET INTEREST INCOME AND NET INTEREST MARGIN

	Three months ended
Dollars in millions	March 31 2016	December 31 2015	March 31 2015
Net Interest Income
Core net interest income (a)	$2,012	$2,002	$1,944
Total purchase accounting accretion
Scheduled accretion net of contractual interest	52	64	95
Excess cash recoveries	34	26	33

Total purchase accounting accretion	86	90	128

Total net interest income	$2,098	$2,092	$2,072

Net Interest Margin
Core net interest margin (b)	2.65%	2.60%	2.65%
Purchase accounting accretion impact on net interest margin	.10	.10	.17

Net interest margin	2.75%	2.70%	2.82%

(a)	We believe that core net interest income, a non-GAAP financial measure, is useful in evaluating the performance of our interest-based activities.
(b)	We believe that core net interest margin, a non-GAAP financial measure, is useful as a tool to help evaluate the impact of purchase accounting accretion on net interest margin. To calculate core net interest margin, net interest margin has been adjusted by annualized purchase accounting accretion divided by average interest-earning assets.

- more -

PNC Reports First Quarter 2016 Net Income of $943 Million, $1.68 Diluted EPS – Page 16

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	Three months ended
	March 31 2016	December 31 2015	March 31 2015
PERFORMANCE RATIOS
Net interest margin (a)	2.75%	2.70%	2.82%
Noninterest income to total revenue	43	46	44
Efficiency (b)	62	62	63
Return on:
Average common shareholders’ equity	8.44	9.30	9.32
Average assets	1.07	1.12	1.17
BUSINESS SEGMENT NET INCOME (LOSS) (c) (d)
In millions
Retail Banking	$268	$213	$202
Corporate & Institutional Banking	431	539	482
Asset Management Group	49	51	37
Residential Mortgage Banking	(13)	(17)	28
Non-Strategic Assets Portfolio	52	96	81
Other, including BlackRock (d) (e)	156	140	174

Total net income	$943	$1,022	$1,004

(a)	Calculated as annualized taxable-equivalent net interest income divided by average earning assets. The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest margins for all earning assets, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable equivalent adjustments to net interest income for the three months ended March 31, 2016, December 31, 2015 and March 31, 2015 were $48 million, $48 million and $49 million, respectively.
(b)	Calculated as noninterest expense divided by total revenue.
(c)	Our business information is presented based on our internal management reporting practices. We periodically refine our internal methodologies as management reporting practices are enhanced. Net interest income in business segment results reflects PNC’s internal funds transfer pricing methodology. Assets receive a funding charge and liabilities and capital receive a funding credit based on a transfer pricing methodology that incorporates product repricing characteristics, tenor and other factors.
(d)	We consider BlackRock to be a separate reportable business segment but have combined its results with Other for this presentation. Our first quarter 2016 Form 10-Q will include additional information regarding BlackRock results.
(e)	Includes earnings and gains or losses related to PNC’s equity interest in BlackRock and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as gains or losses related to BlackRock transactions, integration costs, asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, exited businesses, private equity investments, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, and differences between business segment performance reporting and financial statement reporting (GAAP), including the presentation of net income attributable to noncontrolling interests as the segments’ results exclude their portion of net income attributable to noncontrolling interests.

- more -

PNC Reports First Quarter 2016 Net Income of $943 Million, $1.68 Diluted EPS – Page 17

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	March 31 2016	December 31 2015	March 31 2015
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets (a)	$360,985	$358,493	$350,960
Loans (a) (b)	207,485	206,696	204,722
Allowance for loan and lease losses (a)	2,711	2,727	3,306
Interest-earning deposits with banks (a)	29,478	30,546	31,198
Investment securities	72,569	70,528	60,768
Loans held for sale (b)	1,541	1,540	2,423
Goodwill	9,103	9,103	9,103
Mortgage servicing rights	1,323	1,589	1,333
Equity investments (a) (c)	10,391	10,587	10,523
Other assets (a) (b)	24,585	23,092	25,538

Noninterest-bearing deposits	78,151	79,435	74,944
Interest-bearing deposits	172,208	169,567	161,559
Total deposits	250,359	249,002	236,503
Borrowed funds (a) (b)	54,178	54,532	56,829
Shareholders’ equity	45,130	44,710	45,025
Common shareholders’ equity	41,677	41,258	41,077
Accumulated other comprehensive income	532	130	703

Book value per common share	$83.47	$81.84	$78.99
Tangible book value per common share (Non-GAAP) (d)	$65.15	$63.65	$61.21
Period end common shares outstanding (millions)	499	504	520
Loans to deposits	83%	83%	87%

CLIENT ASSETS (billions)
Discretionary client assets under management	$135	$134	$136
Nondiscretionary client assets under administration	125	125	129

Total client assets under administration (e)	260	259	265
Brokerage account client assets	43	43	44

Total client assets	$303	$302	$309

CAPITAL RATIOS
Transitional Basel III (f) (g)
Common equity Tier 1	10.6%	10.6%	10.5%
Tier 1 risk-based	11.9	12.0	12.0
Total capital risk-based	14.4	14.6	15.0
Leverage	10.2	10.1	10.5

Pro forma Fully Phased-In Basel III (f)
Common equity Tier 1	10.1%	10.0%	10.0%

Common shareholders’ equity to assets	11.5%	11.5%	11.7%

ASSET QUALITY
Nonperforming loans to total loans	1.10%	1.03%	1.17%
Nonperforming assets to total loans, OREO and foreclosed assets	1.23	1.17	1.34
Nonperforming assets to total assets	.71	.68	.78
Net charge-offs to average loans (for the three months ended) (annualized)	.29	.23	.20
Allowance for loan and lease losses to total loans (h)	1.31	1.32	1.61
Allowance for loan and lease losses to nonperforming loans (h) (i)	119%	128%	137%
Accruing loans past due 90 days or more (in millions)	$782	$881	$988

(a)	Amounts include consolidated variable interest entities. Our 2015 Form 10-K included, and our first quarter 2016 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(b)	Amounts include assets and liabilities for which we have elected the fair value option. Our 2015 Form 10-K included, and our first quarter 2016 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(c)	Amounts include our equity interest in BlackRock.
(d)	See the Tangible Book Value per Common Share Ratio table on page 19 for additional information.
(e)	As a result of certain investment advisory services performed by one of our registered investment advisors, certain assets are reported as both discretionary client assets under management and nondiscretionary client assets under administration. The amount of such assets was approximately $7 billion, $6 billion and $5 billion as of March 31, 2016, December 31, 2015 and March 31, 2015, respectively.
(f)	The ratios as of March 31, 2016 are estimated. See Capital Ratios discussion on page 18 and in both the Banking Regulation and Supervision section of Item 1 Business and the Consolidated Balance Sheet Review section in Item 7 of our 2015 Form 10-K. Our first quarter 2016 Form 10-Q will include additional discussion on these capital ratios.
(g)	Calculated using the regulatory capital methodology applicable to PNC during each period presented.
(h)	See our 2015 Form 10-K for information on our change in derecognition policy effective December 31, 2015 for certain purchased impaired loans.
(i)	The allowance for loan and lease losses includes impairment reserves attributable to purchased impaired loans. Nonperforming loans exclude certain government insured or guaranteed loans, loans held for sale, loans accounted for under the fair value option and purchased impaired loans.

- more -

PNC Reports First Quarter 2016 Net Income of $943 Million, $1.68 Diluted EPS – Page 18

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

As a result of the staggered effective dates of the final U.S. Basel III regulatory capital rules (Basel III rules), as well as the fact that PNC remains in the parallel run qualification phase for the advanced approaches, PNC’s regulatory risk-based capital ratios in 2016 and 2015 are calculated using the standardized approach for determining risk-weighted assets, and the definitions of, and deductions from, regulatory capital under the Basel III rules (as such definitions and deductions are phased-in for 2016 and 2015, respectively). We refer to the capital ratios calculated using the phased-in Basel III provisions in effect for each year and, for the risk-based ratios, standardized approach risk-weighted assets, as Transitional Basel III ratios. Under the standardized approach for determining credit risk-weighted assets, exposures are generally assigned a pre-defined risk weight. Exposures to high volatility commercial real estate, past due exposures, equity exposures and securitization exposures are generally subject to higher risk weights than other types of exposures.

We provide information below regarding PNC’s estimated 2016 and actual 2015 Transitional Basel III common equity Tier 1 ratios and PNC’s estimated pro forma fully phased-in Basel III common equity Tier 1 ratio. Under the Basel III rules adopted by the U.S. banking agencies, significant common stock investments in unconsolidated financial institutions, mortgage servicing rights and deferred tax assets must be deducted from capital (subject to a phase-in schedule and net of associated deferred tax liabilities) to the extent they individually exceed 10%, or in the aggregate exceed 15%, of the institution’s adjusted common equity Tier 1 capital. Also, Basel III regulatory capital includes (subject to a phase-in schedule) accumulated other comprehensive income related to securities currently and previously held as available for sale, as well as to pension and other postretirement plans.

Transitional Basel III and Pro forma Fully Phased-In Basel III Common Equity Tier 1 Capital Ratios

	2016 Transitional Basel III (estimated)	2015 Transitional Basel III		Pro forma Fully Phased-In Basel III (estimated)
Dollars in millions	March 31 2016	December 31 2015	March 31 2015	March 31 2016	December 31 2015	March 31 2015
Common stock, related surplus and retained earnings, net of treasury stock	$41,146	$41,128	$40,374	$41,146	$41,128	$40,374
Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(9,025)	(8,972)	(9,011)	(9,150)	(9,172)	(9,249)
Basel III total threshold deductions	(677)	(470)	(414)	(1,139)	(1,294)	(1,045)
Accumulated other comprehensive income (a)	60	(81)	115	101	(201)	288
All other adjustments	(144)	(112)	(112)	(174)	(182)	(150)

Basel III Common equity Tier 1 capital	$31,360	$31,493	$30,952	$30,784	$30,279	$30,218
Basel III standardized approach risk-weighted assets (b)	$295,944	$295,905	$295,114	$304,210	$303,707	$302,784
Basel III advanced approaches risk-weighted assets (c)	N/A	N/A	N/A	$285,183	$264,931	$287,293
Basel III Common equity Tier 1 capital ratio	10.6%	10.6%	10.5%	10.1%	10.0%	10.0%
Risk weight and associated rules utilized	Standardized (with 2016 transition adjustments)	Standardized (with 2015 transition adjustments)		Standardized

(a)	Represents net adjustments related to accumulated other comprehensive income for securities currently and previously held as available for sale, as well as pension and other postretirement plans.
(b)	Basel III standardized approach risk-weighted assets are based on the Basel III standardized approach rules and include credit and market risk-weighted assets.
(c)	Basel III advanced approaches risk-weighted assets are based on the Basel III advanced approaches rules, and include credit, market and operational risk-weighted assets. During the parallel run qualification phase PNC has refined the data, models and internal processes used as part of the advanced approaches for determining risk-weighted assets. Refinements implemented in the fourth quarter of 2015 reduced estimated Basel III advanced approaches risk-weighted assets. We anticipate additional refinements may result in increases or decreases to this estimate through the parallel run qualification phase.

PNC utilizes the pro forma fully phased-in Basel III capital ratios to assess its capital position (without the benefit of phase-ins), including comparison to similar estimates made by other financial institutions. Our Basel III capital ratios and estimates may be impacted by additional regulatory guidance or analysis, and, in the case of those ratios calculated using the advanced approaches, may be subject to variability based on the ongoing evolution, validation and regulatory approval of PNC’s models that are integral to the calculation of advanced approaches risk-weighted assets as PNC moves through the parallel run approval process.

- more -

PNC Reports First Quarter 2016 Net Income of $943 Million, $1.68 Diluted EPS – Page 19

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders’ equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of a company’s capital management strategies and as an additional, conservative measure of total company value.

Tangible Book Value per Common Share Ratio (Non-GAAP)

	March 31	December 31	March 31
Dollars in millions, except per share data	2016	2015	2015
Book value per common share	$83.47	$81.84	$78.99
Tangible book value per common share
Common shareholders’ equity	$41,677	$41,258	$41,077
Goodwill and Other Intangible Assets (a)	(9,457)	(9,482)	(9,566)
Deferred tax liabilities on Goodwill and Other Intangible Assets (a)	309	310	317

Tangible common shareholders’ equity	$32,529	$32,086	$31,828
Period-end common shares outstanding (in millions)	499	504	520
Tangible book value per common share (Non-GAAP)	$65.15	$63.65	$61.21

(a)	Excludes the impact from mortgage servicing rights of $1.3 billion at March 31, 2016, $1.6 billion at December 31, 2015, and $1.3 billion at March 31, 2015.

- more -

PNC Reports First Quarter 2016 Net Income of $943 Million, $1.68 Diluted EPS – Page 20

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for earnings, revenues, expenses, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting PNC and its future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.

Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties.

•	Our businesses, financial results and balance sheet values are affected by business and economic conditions, including the following:

–	Changes in interest rates and valuations in debt, equity and other financial markets.

–	Disruptions in the U.S. and global financial markets.

–	The impact on financial markets and the economy of any changes in the credit ratings of U.S. Treasury obligations and other U.S. government-backed debt, as well as issues surrounding the levels of U.S. and European government debt and concerns regarding the creditworthiness of certain sovereign governments, supranationals and financial institutions in Europe.

–	Actions by the Federal Reserve, U.S. Treasury and other government agencies, including those that impact money supply and market interest rates.

–	Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness.

–	Slowing or reversal of the current U.S. economic expansion.

–	Continued residual effects of recessionary conditions and uneven spread of positive impacts of recovery on the economy and our counterparties, including adverse impacts on levels of unemployment, loan utilization rates, delinquencies, defaults and counterparty ability to meet credit and other obligations.

–	Commodity price volatility.

–	Changes in customer preferences and behavior, whether due to changing business and economic conditions, legislative and regulatory initiatives, or other factors.

•	Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than we are currently expecting. These statements are based on our current view that the U.S. economy will grow moderately again in 2016, boosted by lower oil/energy prices, improving housing activity and solid job gains, and that short-term interest rates and bond yields will rise very gradually during 2016.

•	PNC’s ability to take certain capital actions, including paying dividends and any plans to increase common stock dividends, repurchase common stock under current or future programs, or issue or redeem preferred stock or other regulatory capital instruments, is subject to the review of such proposed actions by the Federal Reserve as part of PNC’s comprehensive capital plan for the applicable period in connection with the regulators’ Comprehensive Capital Analysis and Review (CCAR) process and to the acceptance of such capital plan and non-objection to such capital actions by the Federal Reserve.

•	PNC’s regulatory capital ratios in the future will depend on, among other things, the company’s financial performance, the scope and terms of final capital regulations then in effect (particularly those implementing the Basel Capital Accords), and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent at least in part on the development, validation and regulatory approval of related models.

•	Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:

- more -

PNC Reports First Quarter 2016 Net Income of $943 Million, $1.68 Diluted EPS – Page 21

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION (CONTINUED)

–	Changes resulting from legislative and regulatory reforms, including major reform of the regulatory oversight structure of the financial services industry and changes to laws and regulations involving tax, pension, bankruptcy, consumer protection, and other industry aspects, and changes in accounting policies and principles. We will be impacted by extensive reforms provided for in the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and otherwise growing out of the most recent financial crisis, the precise nature, extent and timing of which, and their impact on us, remains uncertain.

–	Changes to regulations governing bank capital and liquidity standards, including due to the Dodd-Frank Act and to Basel-related initiatives.

–	Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. In addition to matters relating to PNC’s current and historical business and activities, such matters may include proceedings, claims, investigations, or inquiries relating to pre-acquisition business and activities of acquired companies, such as National City. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to PNC.

–	Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.

–	Impact on business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

•	Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards. In particular, our results currently depend on our ability to manage elevated levels of impaired assets.

•	Business and operating results also include impacts relating to our equity interest in BlackRock, Inc. and rely to a significant extent on information provided to us by BlackRock. Risks and uncertainties that could affect BlackRock are discussed in more detail by BlackRock in its SEC filings.

•	We grow our business in part by acquiring from time to time other financial services companies, financial services assets and related deposits and other liabilities. Acquisition risks and uncertainties include those presented by the nature of the business acquired, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, and the integration of the acquired businesses into PNC after closing.

•	Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Industry restructuring in the current environment could also impact our business and financial performance through changes in counterparty creditworthiness and performance and in the competitive and regulatory landscape. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

•	Business and operating results can also be affected by widespread natural and other disasters, pandemics, dislocations, terrorist activities, cyberattacks or international hostilities through impacts on the economy and financial markets generally or on us or our counterparties specifically.

We provide greater detail regarding these as well as other factors in our 2015 Form 10-K, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments and Guarantees Notes of the Notes To Consolidated Financial Statements in that report, and in our subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in our SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

#  #  #